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                                                                       EXHIBIT 5

                   [SCHIFINO & FLEISCHER, P.A. LETTERHEAD]
                                ATTORNEYS AT LAW



                              September 30, 1997


Tech Data Corporation
5350 Tech Data Drive
Clearwater, FL 34620

Gentlemen:

        The following opinion is furnished by us in connection with the proposed issuance and sale by Tech Data Corporation, a Florida corporation (the "Company"), of up to 4,025,000 shares of Common Stock, $.0015 par value, covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement").

        We have examined and are familiar with the Certificate of Incorporation and By-Laws, and amendments thereto, of the Company and the proceedings of the Board of Directors of the Company in connection with or with respect to the proposed issuance and sale of the securities described herein, and we have likewise examined such other records and documents and have made such examination of law as we have deemed appropriate.

        Based on such examination and our familiarity with such procedure, it is our opinion that:

        1. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Florida with an authorized capital stock of 200,226,500 shares, composed of 226,500 shares of Preferred Stock having a par value of $.02 per share and 200,000,000 shares of Common Stock having a par value of $.0015 per share, of which 44,442,000 shares of Common Stock and 226,500 shares of Preferred Stock have been duly authorized and legally issued and are fully paid and non-assessable.

        2. The issue of an additional 4,025,000 shares of Common Stock by the Company has been duly authorized and, at such time as the Registration Statement becomes effective under the Securities Act of 1933, as amended, and when such shares have been issued and sold as contemplated by the Registration Statement and the Underwriting Agreements referred to thereon, such shares will be duly authorized, legally issued, full paid, and non-assessable.

        3. There are no restrictions upon the Company's surplus by reason of the excess of the Preferred Stock's liquidation preference over its par value, and no remedies will be available to holders of the Company's capital stock before or after the payment of any dividend that would reduce surplus to an amount less than the amount of such excess.
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        We hereby consent to this opinion being filed as an Exhibit to the
Registration Statement and we further consent to the use of our name in the Registration Statement under the capiton "Validity of Shares."


                                    Very truly yours,
                                    SCHFINO & FLEISCHER, P.A.


                                    /s/ FRANK N. FLEISCHER
                                    ----------------------
                                    Frank N. Fleischer
                                    For the Association